Exhibit 10.16

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is made and entered into in duplicate and shall be effective as of December 19, 2006 (“Effective Date”), by and between Cobalis Corp., a Nevada corporation ("Corporation"), and Kevin Pickard (“Consultant").

RECITALS

A. It is the desire of the Corporation to engage the services of the Consultant to provide consulting services for the Corporation, including accounting and recordkeeping services, preparation of financial statements and special projects, as set forth herein.

B. It is the desire of the Consultant to so consult with the Board of Directors of the Corporation (“Board”) and the officers of the Corporation and fulfill his consulting duties under the title as “Interim Chief Financial Officer” (“Interim CFO”) of the Corporation.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND UNDERTAKINGS HEREIN SPECIFIED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES AGREE WITH EACH OTHER AS FOLLOWS:

1. Term of Agreement and Termination. The respective duties and obligations of the parties shall commence on the Effective Date and shall continue until December 31, 2007. Either party may terminate this Agreement by giving the other party at least 30 days prior written notice of termination. This Agreement shall automatically terminate 30 days from the date appearing on the written notice.

2. Duties. The Consultant shall consult with the Board and the officers of the Corporation concerning any issue of importance regarding duties necessary in performing duties as Interim CFO, including:

a.
Accounting and Recordkeeping. The Consultant will gain an understanding of the key accounting principles, and procedures being followed, recordkeeping methods and data maintenance, file structures and file contents, and timeliness of reporting and reporting mechanisms. If recommendations for changes are noted, as they pertain to safeguarding of assets, weaknesses in internal controls, or efficiency and effectiveness of the accounting staff, the Consultant will discuss these matters with the Corporation’s management. The Consultant will assist with implementation of proposed changes as directed by the Corporation’s management. This work will be done on an ongoing basis.

b.
Financial Statements. In connection with the quarterly financial statements prepared by the Corporation to be included in filing with the Securities and Exchange Commission (“SEC”), the Consultant will prepare and review journal entries, require and/or perform specific account analysis, review the assumptions used in expense accruals, revenue recognition, and tax calculations, and perform other procedures as needed.

i.
The above work will be done on a timely basis to ensure that the Corporation meets its timetable for filing its quarterly and annual reports with the Securities and Exchange Commission. These procedures do not constitute an audit, review or compilation of the financial statements in accordance with the standards established by the American Institute of Certified Public Accountants. The quarterly reviews and the annual audit will be performed by the accounting firm as selected, from time to time, by the Corporation.

ii.
The work shall be performed on a part-time basis, which limits the Consultant’s involvement and knowledge of the Corporation’s daily operations. Because of this, there is a risk that material errors, irregularities, or illegal acts, including fraud or defalcation, may exist and may not be detected by the Consultant.

c.
Other Duties During the Consultant’s engagement, the Consultant will assist with other matters of the Corporation. These can include, but are not limited to, SEC filings, cash management, other tax issues, personnel procedures, liaison with vendors and customers or other professionals engaged by the Corporation, and assistance with development of operating budgets and forecasts.

3. Management Power of Consultant. The business affairs of the Corporation and the operation of business of the Corporation shall be conducted by the officers and administrative staff and employees of the Corporation. It is the intention of the Corporation not to confer on the Consultant, and the Consultant shall not have, any power of direction, management, supervision or control of the administrative staff or other employees of the Corporation or to otherwise be involved with the management of the business of the Corporation.

4. Authority to Contract. The Consultant shall have no power to, and the Consultant shall not, obligate the Corporation in any manner whatsoever to any contract, agreement, undertaking, commitment or other obligation.

5. Consultant Fees. For the services described herein, the Consultant will be paid the following:

a.
 Cash Fees. Cash fees will be at the rate of $4,166.67 per month, which accrue beginning December 19, 2006. Consultant will send statements for services on a monthly basis. All amounts payable are payable by the Corporation within 14 days of receipt of Consultant’s invoice.

b.	Common Stock. In addition to the cash fees, the Corporation will issue shares of its common stock to Consultant as follows:

January 1, 2007:  50,000 shares
April 1, 2007:  50,000 shares
July 1, 2007:  50,000 shares
October 1, 2007:  50,000 shares

The Corporation acknowledges that prior to executing this Agreement, the Consultant had not been issued the 50,000 shares that were payable on January 1, 2007. The shares yet to be issued shall be issued pursuant to instructions provided by Consultant. If the Agreement is terminated before the end of the term specified, shares not yet issued shall be forfeited.

In the event of a Change of Control of the Corporation prior to October 1, 2007, all unissued shares shall be issued immediately.  For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

1.
the acquisition (other than from the Corporation) by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty-one percent (51%) or more of the combined voting power of the Corporation's then outstanding voting securities, excluding any acquisition by Cornell Capital, LP of shares contemplated by the terms of the Securities Purchase Agreement and any associated agreements, executed by the Corporation on December 20, 2006;

2.
the individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two thirds (2/3) of the Board, unless the election, or nomination for election by the Corporation's stockholders, of any new director was approved by a vote of at least two thirds (2/3) of the Incumbent Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;

3.	approval by stockholders or the Board of:

(i)   a merger or consolidation involving the Corporation and an independent third party if the stockholders of the Corporation, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation; or

(ii)   an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation to an independent third party; and

4.	the liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this Section, solely because thirty percent (30%) or more of the combined voting power of the Corporation's then outstanding securities is acquired by any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Corporation in the same proportion as their ownership of stock in the Corporation immediately prior to such acquisition.

c.
Expenses. Fees do not include out-of-pocket expenses advanced on behalf of the Corporation, such as computer charges, telephone calls, postage, photocopying, out of town travel, etc.; these will be billed separately and will be payable on the same terms as the cash fees provided for in Section 5(a) hereof. Notwithstanding the foregoing, Consultant shall not be entitled to reimbursement of expenses over $250 unless such expenses are pre-approved, in writing, by the Corporation prior to Consultant incurring such expense.

d.
Fee Disputes. If any dispute arises among the parties to this Agreement, the parties agree to first try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Rules for Professional Accounting and Related Services Disputes before resorting to litigation. The costs of any mediation proceeding shall be shared equally by all parties. The Corporation and the Consultant both agree that any dispute over fees charged by the Consultant to the Corporation will be submitted for resolution by arbitration in accordance with the Rules for Professional Accountant and Related Services Disputes of the American Arbitration Association. Such arbitration shall be binding and final. IN AGREEING TO ARBITRATION, CONSULTANT AND THE CORPORATION BOTH ACKNOWLEDGE THAT IN THE EVENT OF A DISPUTE OVER FEES CHARGED BY THE CONSULTANT, EACH IS GIVING UP THE RIGHT TO HAVE THE DISPUTE DECIDED IN A COURT OF LAW BEFORE A JUDGE OR JRY AND INSTEAD, THE CONSULTANT AND THE CORPORATION ACCEPT THE USE OF ARBITRATION FOR RESOLUTION.

6. Services of Consultant Not Exclusive. The Consultant may represent, perform services for, and be employed by, any additional persons as the Consultant, in the Consultant's sole discretion, determines to be necessary or appropriate.

7. Relationship Created. The Consultant is not an employee of the Corporation for any purpose whatsoever, but is an independent contractor. The Consultant shall have the sole and exclusive control of the manner and means of performing pursuant to this Agreement. The Corporation shall not have the right to require the Consultant to do anything which would jeopardize the relationship of independent contractor between the Corporation and the Consultant.

8. Indemnification. Each party shall save the other party harmless from and against and shall indemnify the other party for any liability, loss, costs, expenses, or damages however caused by reason of any injury (whether to body, property, or personal or business character or reputation) sustained by any person or to any person or to property by reason of any act, neglect, default, or omission of such party or any of such party’s agents, employees, or other representatives, and, such party shall pay any and all amounts to be paid or discharged in case of an action or any such liability less costs, expenses, or damages. If either party is sued in any court for damages by reason of any of the acts of the other party referred to in this Paragraph 8, such other party shall defend said action (or cause same to be defended) at such other party’s own expense and shall pay and discharge any judgment that may be rendered in any such action; if such other party fails or neglects to so defend in said action, the party sued may defend the same and any expenses, including reasonable attorneys’ fees, which such party may pay or incur in defending said action and the amount of any judgment which such party may be required to pay as a result of said action shall be promptly reimbursed upon demand.

9. Governmental Rules and Regulations. The provisions of this Agreement are subject to any and all present and future orders, rules and regulations of any duly constituted authority having jurisdiction of the relationship and transactions contemplated by the provisions of this Agreement.

10. Notices. All notices, requests, demands or other communications pursuant to this Agreement shall be in writing or by telex or facsimile transmission and shall be deemed to have been duly given (i) on the date of service, if delivered in person or by telex or facsimile transmission (with the telex or facsimile confirmation of transmission receipt serving as confirmation of service when sent and provided telexed or telecopied notices are also mailed by first class, certified or registered mail, postage prepaid); or (ii) 48 hours after mailing by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

If to the Corporation:                          Cobalis Corp.
2445 McCabe Way, Suite 150
Irvine, CA 92614

If to the Consultant:                            Kevin Pickard
Pickard & Green CPAs
28382 Constellation Road
Valencia, CA 91355

or at such other address as the party affected may designate in a written notice to such other party in compliance with this paragraph.

11. Entire Agreement. This Agreement is the final written expression and the complete and exclusive statement of all the agreements, conditions, promises, representations, warranties and covenants between the parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior or contemporaneous agreements, negotiations, representations, warranties, covenants, understandings and discussions by and between and among the parties, their respective representatives, and any other person, with respect to the subject matter specified in this Agreement. This Agreement may be amended only by an instrument in writing which expressly refers to this Agreement and specifically states that such instrument is intended to amend this Agreement and is signed by each of the parties.

12. Number and Gender. Whenever the singular number is used in this Agreement, and when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders, and vice versa; and the word "person" shall include corporation, firm, trust, estate, joint venture, governmental agency, sole proprietorship, political subdivision, company, congregation, organization, fraternal order, club, league, society, municipality, association, joint stock company, partnership or other form of entity.

13. Execution in Counterparts. This Agreement may be prepared in multiple copies and forwarded to each of the parties for execution. All of the signatures of the parties may be affixed to one copy or to separate copies of this Agreement and when all such copies are received and signed by all the parties, those copies shall constitute one agreement which is not otherwise separable or divisible.

14. Choice of Law and Consent to Jurisdiction. Notwithstanding the provisions of Paragraph 5(d) above regarding fee disputes, all questions concerning the validity, interpretation or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties, shall be governed by, and resolved in accordance with, the laws of the State of California. Any and all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this Agreement shall be litigated in courts having situs within the County of Orange, State of California, and each party hereby consents to the exclusive jurisdiction of any local, state or federal court located within the County of Orange, State of California and consents that any service of process in such action or proceeding may be made by personal service upon such party wherever such party may be then located, or by certified or registered mail directed to such party at such party's last known address.

15. Assignability. Neither party shall sell, assign, transfer, convey or encumber this Agreement or any right or interest in this Agreement or pursuant to this Agreement, or suffer or permit any such sale, assignment, transfer or encumbrance to occur by operation of law without the prior written consent of the other party.

16. Consent to Agreement. By executing this Agreement, each party represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement.

IN WITNESS WHEREOF the parties have executed this Consulting Agreement in duplicate and in multiple counterparts, each of which shall have the force and effect of an original, on the date specified in the preamble of this Agreement.

CORPORATION:	CONSULTANT:

Cobalis Corp., a Nevada corporation	Kevin Pickard Pickard & Green, CPAs

Dated: March 20, 2007	Dated: March 20, 2007

By: /s/ Chaslav Radovich	By: /s/ Kevin Pickard
Chaslav Radovich Its: President	Kevin Pickard